EXHIBIT 99.1

Altavista, VA (January 31, 2006) — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the “Company”) of The First National Bank of Altavista (quarterly and 2005 annual consolidated results unaudited) reported today net income after taxes of $564,000 or $0.39 per basic share for the quarter ended December 31, 2005 and $2,107,000 or $1.44 per basic share for the year ended December 31, 2005 compared to net income after taxes of $425,000 or $0.29 per basic share and $1,819,000 or $1.25 per basic share for the same periods of 2004.

The 15.83% increase in net income after taxes for the year ended December 31, 2005 was driven primarily by a 7.88% increase in net interest income derived from an increase in loan volume and a slight increase in net interest margin.

Profitability as measured by the Company’s return on average assets (ROA) was 0.94% for the year ended December 31, 2005, compared to 0.86% for 2004. Another key indicator of performance, the return on average equity (ROE) for the year ended December 31, 2005 was 9.29%, compared to 8.33% for the year ended December 31, 2004.

Net interest income was $7,983,000 for the year ended December 31, 2005. Net interest income was $2,117,000 for the three months ended December 31, 2005. The net interest margin increased to 3.83% for the year ended December 31, 2005 from 3.80% for the year ended December 31, 2004. The slight increase in net interest margin is due primarily to the upward repricing of the adjustable rate credits in the bank’s loan portfolio.

Noninterest income increased $141,000 or 6.25% for the year ended December 31, 2005 compared to 2004. Noninterest income increased $27,000 or 5.11% when comparing the three months ended December 31, 2005 to the same period of 2004. The increases from 2004 levels were primarily due to an 88.64% increase in commissions and fees as a result of an increase in commissions from investment product sales in 2005.

Noninterest expense increased $265,000 or 3.84%, for the year ended December 31, 2005 compared to 2004. Noninterest expense increased $50,000 or 2.77% for the three months ended December 31, 2005 compared to the same period of 2004. The increase in noninterest expense in 2005 is attributed to the effect of overall growth of the Company on personnel expenses and fixed asset costs associated with bank premises additions.

Total assets at December 31, 2005 were $233,490,000, up 6.22% from $219,813,000 at December 31, 2004. The principal components of the Company’s assets at the end of the year were

$13,814,000 in cash and cash equivalents, $29,261,000 in securities and $181,268,000 in net loans. During the year ended December 31, 2005, gross loans increased 13.99% or $22,427,000.

Total liabilities at December 31, 2005 were $210,278,000, up 6.41% from $197,606,000 at December 31, 2004, with the increase reflecting an increase in total deposits of $12,607,000 or 6.41%. Noninterest-bearing demand deposits increased $2,150,000 or 10.88% and represented 10.47% of total deposits at December 31, 2005, compared to 10.05% at December 31, 2004. Savings and NOW accounts increased $4,852,000 or 8.11% and represented 30.90% of total deposits at December 31, 2005, compared to 30.42% at December 31, 2004. Time deposits increased $5,605,000 or 4.79% at December 31, 2005 and represented 58.63% of total deposits at December 31, 2005, compared to 59.53% at December 31, 2004.

Total stockholders’ equity at December 31, 2005 was $23,212,000 including $18,362,000 in retained earnings and $103,000 of net accumulated other comprehensive losses, which represents net unrealized losses on available-for-sale securities. At December 31, 2004, total stockholders’ equity was $22,207,000.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of Campbell County, northern Pittsylvania County, southeastern Bedford County, and the city of Lynchburg from two offices located in the town of Altavista and four offices located within or near the city of Lynchburg, Virginia. A sixth full service branch in Forest, Bedford County, Virginia opened in August 2004. A loan production office at Smith Mountain Lake in Moneta, Virginia opened in May 2005.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the company and may relate to the company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles, policies and guidelines.

These risks and uncertainties should be considered in evaluating forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Unaudited)

(Amounts in thousands)

Income Statement Highlights	3 Months Ended 12/31/2005	3 Months Ended 12/31/2004	3 Months Ended 12/31/2003
Net Interest Income	$2,117	$1,875	$1,765
Provision for Loan Losses	23	20	108
Noninterest Income	555	528	598
Noninterest Expense	1,854	1,804	1,643
Net Income	564	425	446

Income Statement Highlights	Year Ended 12/31/2005	Year Ended 12/31/2004	Year Ended 12/31/2003
Net Interest Income	$7,983	$7,400	$7,083
Provision for Loan Losses	230	223	470
Noninterest Income	2,396	2,255	2,578
Noninterest Expense	7,166	6,901	6,738
Net Income	2,107	1,819	1,772

Balance Sheet Highlights	12/31/2005	12/31/2004	12/31/2003
Net Loans	$181,268	$158,846	$147,883
Total Securities	29,261	34,224	37,108
Total Assets	233,490	219,813	206,344
Total Deposits	209,246	196,639	183,865
Stockholders’ Equity	23,212	22,207	21,435

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-369-3036 bryanlemley@1stnatbk.com